                           Offer to Purchase for Cash
                                       by
[LIBBEY LOGO]                     LIBBEY INC.
                                       of

                   Up to 1,500,000 Shares of its Common Stock
                  at a Purchase Price not greater than $26.50

                nor less than $23.50 per share
THE TENDER OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MARCH 17, 2003, UNLESS THE TENDER OFFER IS EXTENDED.

    We invite our stockholders to tender up to 1,500,000 shares of our common stock, $0.01 par value per share, for purchase by us at a price not greater than $26.50 nor less than $23.50 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the tender offer.

    On the terms and subject to the conditions of the tender offer, we will determine a single per share price, not greater than $26.50 nor less than $23.50 per share, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price that will allow us to buy 1,500,000 shares or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not properly withdrawn, at prices not greater than $26.50 nor less than $23.50 per share. All shares acquired in the tender offer will be acquired at the same purchase price. All shares tendered and purchased will include the associated preferred stock purchase rights issued pursuant to a Rights Agreement between Libbey and The Bank of New York, as rights agent, and, unless the context otherwise requires, all references to shares include the associated preferred stock purchase rights. Only shares properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn, will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1.

    We reserve the right, in our sole discretion, to purchase more than 1,500,000 shares in the tender offer, subject to applicable law.

    THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

    Our shares are listed and traded on the New York Stock Exchange, or the NYSE, under the symbol "LBY." On February 14, 2003, the last trading day prior to the commencement of the tender offer, the closing price of our shares on the NYSE Composite Tape was $22.55 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES BEFORE DECIDING WHETHER AND AT WHICH PURCHASE PRICE OR PURCHASE PRICES TO TENDER THEIR SHARES. SEE SECTION 8.

    OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, NOR THE DEALER MANAGER OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOUR SHARES SHOULD BE TENDERED. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL OR TAX ADVISOR.

    OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER. SEE SECTION 11.

    If you have questions or need assistance, you should contact D. F. King & Co., Inc., the Information Agent for the tender offer, or Bear, Stearns & Co. Inc., the Dealer Manager for the tender offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal or related materials, you should contact the Information Agent.

                             ---------------------

                  The Dealer Manager for the Tender Offer is:
                            BEAR, STEARNS & CO. INC.
February 18, 2003

                                   IMPORTANT

     If you want to tender all or part of your shares, you must do one of the following before the tender offer expires on Monday, March 17, 2003:

     - If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;

     - If you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to The Bank of New York, the Depositary for the tender offer;

     - If you are an institution participating in The Depository Trust Company, which we call the "Book-Entry Transfer Facility" in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3; or

     - If you are a participant in either the Libbey Inc. Retirement Savings Plan or the Libbey Inc. Supplemental Retirement Plan, which we refer to as our "401(k) Plans", wishing to tender any of your shares held in a plan, you must follow the separate instructions and procedures described in Section 3, by returning the yellow Trustee Direction Form to the Information Agent at least three days prior to the expiration date of the tender offer. If the Information Agent has not received a participant's instructions at least three days prior to the expiration date of the tender offer, the trustee of the 401(k) Plans, JPMorgan Chase Bank, will not tender any shares held on behalf of that participant.

     STOCKHOLDERS ARE ADVISED THAT THERE ARE NO GUARANTEED DELIVERY PROCEDURES ASSOCIATED WITH THE TENDER OFFER.

     If you wish to maximize the chance that your shares will be purchased by us, you should check the box in the section on the Letter of Transmittal captioned "Shares Tendered at Price Determined Under the Tender Offer." You should understand that this election could result in your shares being purchased at the minimum price of $23.50 per share.

     We are not making the tender offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the tender offer to stockholders in any such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE TENDER OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER OR THE INFORMATION AGENT.

                               TABLE OF CONTENTS

SECTION                                                        PAGE
-------                                                        ----
SUMMARY.....................................................     1
FORWARD-LOOKING STATEMENTS..................................     6
INTRODUCTION................................................     7
THE TENDER OFFER............................................     9
  1.  Number of Shares; Proration...........................     9
  2.  Purpose of the Offer; Certain Effects of the Offer....    11
  3.  Procedures for Tendering Shares.......................    13
  4.  Withdrawal Rights.....................................    18
  5.  Purchase of Shares and Payment of Purchase Price......    19
  6.  Conditional Tender of Shares..........................    20
  7.  Conditions of the Offer...............................    21
  8.  Price Range of Shares.................................    23
  9.  Source and Amount of Funds............................    23
  10. Certain Information Concerning Us.....................    25
  11. Interests of Directors and Executive Officers;
      Transactions and Arrangements Concerning the Shares...    26
  12. Certain Legal Matters; Regulatory Approvals...........    30
  13. Certain United States Federal Income Tax
      Consequences..........................................    30
  14. Extension of the Offer; Termination; Amendment........    34
  15. Fees and Expenses.....................................    34
  16. Miscellaneous.........................................    35

                                    SUMMARY

     We are providing this summary for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

WHO IS OFFERING TO PURCHASE MY SHARES?

     We are offering to purchase up to 1,500,000 shares of our common stock, $0.01 par value per share, including the associated preferred stock purchase rights.

WHAT IS THE PURPOSE OF THE TENDER OFFER?

     The tender offer is consistent with our historical commitment of repurchasing shares from time to time as a means of increasing stockholder value. We believe that the tender offer is a prudent use of our financial resources given our business profile, assets and current market price, and that investing in our own shares is an attractive use of capital and an efficient means to provide value to our stockholders. See Section 2.

WHAT WILL THE PURCHASE PRICE FOR THE SHARES BE AND WHAT WILL BE THE FORM OF PAYMENT?

     We are conducting the tender offer through a procedure commonly called a modified "Dutch Auction." This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares. The price range for the tender offer is $26.50 to $23.50 per share. We will select the lowest purchase price that will allow us to buy 1,500,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. All shares we purchase will be purchased at the same purchase price, even if you have selected a lower purchase price, but we will not purchase any shares above the purchase price selected by us. If you wish to maximize the chance that your shares will be purchased, you should check the box under the caption "Shares Tendered at Price Determined Under the Tender Offer" in the Letter of Transmittal indicating that you will accept the purchase price selected by us. You should understand that this election could result in your shares being purchased at the minimum price of $23.50 per share. If your shares are purchased in the tender offer, you will be paid the purchase price in cash, without interest, promptly after the expiration of the tender offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See the Introduction and Section 1.

HOW MANY SHARES WILL WE PURCHASE?

     We will purchase 1,500,000 shares in the tender offer or such lesser number of shares as are properly tendered. 1,500,000 shares represents approximately 10.25% of our outstanding common stock. If more than 1,500,000 shares are tendered, all shares tendered at or below the purchase price will be purchased on a pro rata basis, except for "odd lots" (lots held by beneficial owners of less than 100 shares), which will be purchased on a priority basis. We also expressly reserve the right to purchase up to an additional 2% of the outstanding shares. See Section 1. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 7.

HOW WILL WE PAY FOR THE SHARES?

     Assuming we purchase 1,500,000 shares in the tender offer at the maximum specified purchase price of $26.50 per share, $39,750,000 will be required to purchase such shares. We expect the maximum aggregate cost, including all fees and expenses applicable to the tender offer, will be approximately $40.5 million. We anticipate that we will obtain all of the funds necessary to purchase shares tendered in the tender offer, as well as to pay related fees and expenses, by borrowing up to $40.5 million under our $250 million unsecured revolving credit facility. In addition, we are currently contemplating the issuance of up to $100 million of long-term debt, although we cannot assure you that we will issue such debt. We intend to repay amounts borrowed under the revolving credit facility for the purchase of shares tendered in the tender offer with a portion of the proceeds from the debt issuance, or if such debt issuance is not consummated, with available cash flow. The tender offer is not conditioned upon the receipt of financing. See Section 7 and Section 9.

HOW LONG DO I HAVE TO TENDER MY SHARES?

     You may tender your shares until the tender offer expires. The tender offer will expire on Monday, March 17, 2003, at 12:00 Midnight, New York City time, unless we extend the tender offer. See Section 1. We may choose to extend the tender offer at any time and for any reason. We cannot assure you, however, that we will extend the tender offer or, if we extend it, for how long. See Section 1 and Section 14.

CAN THE TENDER OFFER BE EXTENDED, AMENDED OR TERMINATED AND UNDER WHAT CIRCUMSTANCES?

     We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. See Section 14. We can terminate the tender offer under certain circumstances. See Section 7.

HOW WILL I BE NOTIFIED IF LIBBEY EXTENDS THE TENDER OFFER OR AMENDS THE TERMS OF THE TENDER OFFER?

     If the tender offer is extended, we will issue a press release by 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 14.

ARE THERE ANY CONDITIONS TO THE TENDER OFFER?

     Yes. Our obligation to accept and pay for your tendered shares depends upon a number of conditions, including:

     - No significant decrease in the price of our common stock or in the price of equity securities generally and no adverse changes in the U.S. stock markets or credit markets shall have occurred during this tender offer.

     - No commencement or escalation of a war, armed hostilities or other international or national calamity, including, but not limited to an act of terrorism.

     - No legal action shall be pending, or shall have been threatened or taken, that might adversely affect the tender offer.

     - No one shall have proposed, announced or made a tender or exchange offer (other than this tender offer), merger, business combination or other similar transaction involving us.

     - No material change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred during the tender offer.

     - No one (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission prior to February 18, 2003). In addition, no new group shall have been formed which beneficially owns more than 5% of the outstanding shares. Finally, no one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities. See Section 7.

     - No reasonable likelihood exists that our purchase of the shares in the tender offer will cause the shares either to be held of record by less than 300 persons or to not continue to be eligible to be listed on the NYSE. See Section 7.

HOW DO I TENDER MY SHARES?

     If you want to tender all or part of your shares, you must do one of the following before the tender offer expires on Monday, March 17, 2003:

     - If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;

     - If you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to The Bank of New York, the Depositary for the tender offer;

     - If you are an institution participating in the Book-Entry Transfer Facility, tender your shares according to the procedure for book-entry transfer described in Section 3; or

     - If you are a participant in either of our 401(k) Plans wishing to tender any of your shares held in a plan, you must follow the separate instructions and procedures described in Section 3, by returning the yellow Trustee Direction Form to the Information Agent at least three days prior to the expiration date of the tender offer. If the Information Agent has not received a participant's instructions at least three days prior to the expiration date of the tender offer, the trustee of the 401(k) Plans, JPMorgan Chase Bank, will not tender any shares held on behalf of that participant.

     If you wish to maximize the chance that your shares will be purchased by us, you should check the box in the section in the Letter of Transmittal captioned "Shares Tendered at Price Determined Under the Tender Offer." You should understand that this election could result in your shares being purchased at the minimum price of $23.50 per share.

     You may contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

     There are no guaranteed delivery procedures associated with the tender offer.

ONCE I HAVE TENDERED SHARES IN THE TENDER OFFER, CAN I WITHDRAW MY TENDERED SHARES?

     Yes. You may withdraw any shares you have tendered at any time before 12:00 Midnight, New York City time, on Monday, March 17, 2003, unless we extend the tender offer, in which case you can withdraw your shares until the expiration of the tender offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 Midnight, New York City time, on Monday, April 14, 2003. Participants in our 401(k) Plans who wish to withdraw their shares must follow the instructions found in the green "Letter to Participants in Libbey's 401(k) Plans" sent to them separately. See Section 4.

HOW DO I WITHDRAW SHARES I PREVIOUSLY TENDERED?

     You must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

IN WHAT ORDER WILL TENDERED SHARES BE PURCHASED?

     We will purchase shares:

     - first, from all holders of "odd lots" of less than 100 shares (not including any shares held in our 401(k) Plans) who properly tender all of their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration date;

     - second, after purchasing the shares from the "odd lot" holders, from all other stockholders (including participants in our 401(k) Plans) who properly tender shares at or below the purchase price selected by us, on a pro rata basis, subject to the conditional tender provisions described in Section 6; and

     - third, only if necessary to permit us to purchase 1,500,000 shares, from holders who have tendered shares subject to the condition that a specified minimum number of the holder's shares be purchased if any shares are purchased in the tender offer as described in Section 6 (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares. Therefore, all of the shares that you tender on a conditional basis in the tender offer may not be purchased even if they are tendered at or below the purchase price.

     See Section 1.

WHAT DOES LIBBEY'S BOARD OF DIRECTORS THINK OF THE TENDER OFFER?

     Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors, nor the Dealer Manager or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the tender offer. You should discuss whether to tender your shares with your broker or other financial or tax advisor. See Section 2.

WILL LIBBEY'S DIRECTORS AND EXECUTIVE OFFICERS TENDER SHARES IN THE TENDER
OFFER?

     Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. See Section 11.

IF I DECIDE NOT TO TENDER, HOW WILL THE TENDER OFFER AFFECT MY SHARES?

     Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. See Section 2.

FOLLOWING THE TENDER OFFER, WILL LIBBEY CONTINUE AS A PUBLIC COMPANY?

     We do not believe that our purchase of shares in the tender offer will cause our remaining shares to be delisted from the NYSE or to cause us to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the tender offer that these events are not reasonably likely to occur. See Section 7.

WHEN AND HOW WILL LIBBEY PAY ME FOR THE SHARES I TENDER?

     We will pay the purchase price, in cash, without interest, for the shares we purchase promptly after the expiration of the tender offer. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration date of the tender offer. The

Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 1 and Section 5.

WHAT IS THE RECENT MARKET PRICE OF MY LIBBEY SHARES?

     On February 14, 2003, the last trading day prior to the commencement of the tender offer, the closing price of our shares on the NYSE Composite Tape was $22.55 per share. You are urged to obtain current market quotations for the shares before deciding whether and at which purchase price or purchase prices to tender your shares. See Section 8.

WILL I HAVE TO PAY BROKERAGE COMMISSION IF I TENDER MY SHARES?

     If you are a registered stockholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker or a bank, we urge you to consult your broker or bank to determine whether any transaction costs are applicable. See the Introduction,
Section 2, Section 3 and Section 15.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY SHARES?

     Generally, your receipt of cash from us in exchange for the shares you tender will be a taxable transaction for U.S. federal income tax purposes. The receipt of cash for your tendered shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a dividend subject to ordinary income tax rates. Non-United States Holders (as defined in this Offer to Purchase) are urged to consult their tax advisers regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Section 13.

WILL I HAVE TO PAY STOCK TRANSFER TAX IF I TENDER MY SHARES?

     If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

WHOM DO I CONTACT IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     The Information Agent or the Dealer Manager can help answer your questions. The Information Agent is D. F. King & Co., Inc. and the Dealer Manager is Bear, Stearns & Co. Inc. Their contact information is set forth on the back cover of this Offer to Purchase.

                           FORWARD-LOOKING STATEMENTS

     This Offer to Purchase contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements. Such statements only reflect our best assessment at this time, and may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "expect," "intend," "may," "planned," "potential," "should," "will," "would" or similar phrases. Such forward-looking statements involve risks and uncertainty and actual results may differ materially from such statements and undue reliance should not be placed on such statements. Important factors potentially affecting the tender offer and our performance include, but are not limited to:

     - major slowdowns in the retail, travel, or entertainment industries, including the impact of armed hostilities or any other international or national calamity, including any act of terrorism, on the retail, travel or entertainment industries;

     - significant increases in per-unit costs for natural gas, electricity, corrugated packaging and other purchased materials;

     - higher interest rates that increase our borrowing costs;

     - increases in expenses associated with higher medical costs, reduced pension income associated with lower returns on pension investments and increased pension obligations;

     - devaluations and other major currency fluctuations relative to the U.S. dollar, euro or Mexican peso that could reduce the cost competitiveness of our products compared to foreign competition;

     - the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of our joint venture in Mexico, Vitrocrisa, expressed under U.S. generally accepted accounting principles;

     - our and our joint venture Vitrocrisa's inability to achieve savings and profit improvements at targeted levels from capacity realignment, re-engineering and operational restructuring programs or within the intended time periods;

     - protracted work stoppages related to collective bargaining agreements;

     - increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico including the impact of lower duties for imported products; or

     - whether we complete any significant acquisition and whether such acquisitions can operate profitably.

     IN ADDITION, PLEASE REFER TO OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001, OUR QUARTERLY REPORTS ON FORM 10-Q FOR THE THREE MONTHS PERIODS ENDED MARCH 31, 2002, JUNE 30, 2002 AND SEPTEMBER 30, 2002, AND OUR CURRENT REPORT ON FORM 8-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 2003, WHICH ARE INCORPORATED BY REFERENCE HEREIN, FOR INFORMATION ON THESE AND OTHER RISK FACTORS. EXCEPT AS REQUIRED BY LAW, WE UNDERTAKE NO OBLIGATION TO MAKE ANY REVISIONS TO THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DOCUMENT OR TO UPDATE THEM TO REFLECT EVENTS OR CIRCUMSTANCES OCCURRING AFTER THE DATE OF THIS DOCUMENT.

                                  INTRODUCTION

TO THE HOLDERS OF COMMON STOCK OF LIBBEY INC.:

     We invite our stockholders to tender up to 1,500,000 shares of our common stock, $0.01 par value per share, including the associated preferred stock purchase rights, for purchase by us at a price not greater than $26.50 nor less than $23.50 per share, net to the seller in cash, without interest, on the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the tender offer.

     On the terms and subject to the conditions of the tender offer, we will determine a single per share price, not greater than $26.50 nor less than $23.50 per share, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by tendering stockholders. We will select the lowest purchase price that will allow us to buy 1,500,000 shares or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not properly withdrawn, at prices not greater than $26.50 nor less than $23.50 per share. All shares acquired in the tender offer will be acquired at the same purchase price, on the terms and subject to the conditions of the tender offer, including proration provisions.

     Only shares properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn, will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1.

     We also expressly reserve the right to purchase up to an additional 2% of the outstanding shares. See Section 1.

     THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

     OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, NOR THE DEALER MANAGER OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOUR SHARES SHOULD BE TENDERED. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2.

     OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER. SEE SECTION 11.

     On the terms and subject to the conditions of the tender offer, if at the expiration of the tender offer more than 1,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn, we will buy shares:

     - first, from all holders of "odd lots" of less than 100 shares (not including any shares held in our 401(k) Plans) who properly tender all their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration date;

     - second, after purchasing shares from the "odd lot" holders, we will purchase shares from all other stockholders (including participants in our 401(k) Plans) who properly tender shares at or below the purchase price selected by us, on a pro rata basis, subject to the conditional tender provisions described in Section 6; and

     - third, only if necessary to permit us to purchase 1,500,000 shares, from holders who have tendered shares subject to the condition that a specified minimum number of the holder's shares be purchased if any shares are purchased in the tender offer as described in Section 6 (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares. Therefore, all of the shares that you tender on a conditional basis in the tender offer may not be purchased even if they are tendered at or below the purchase price.

     See Section 1, Section 5 and Section 6 for additional information concerning priority and proration procedures.

     The purchase price will be paid net to the tendering stockholders in cash, without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 9 of the related Letter of Transmittal, stock transfer taxes on our purchase of shares in the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs may apply if stockholders tender shares through such nominees and not directly to the Depositary. HOWEVER, ANY TENDERING UNITED STATES HOLDER (AS DEFINED IN THIS OFFER TO PURCHASE) OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED AS PART OF THE RELATED LETTER OF TRANSMITTAL MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 30% OF THE GROSS PROCEEDS PAYABLE TO THE TENDERING UNITED STATES HOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER. NON-UNITED STATES HOLDERS (AS DEFINED IN THIS OFFER TO PURCHASE) ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING AND BACKUP WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE. SEE SECTION 3 AND SECTION 13 REGARDING CERTAIN TAX CONSEQUENCES OF THE TENDER OFFER.

     Participants in our 401(k) Plans (the Libbey Inc. Retirement Savings Plan and the Libbey Inc. Supplemental Retirement Plan) may direct the trustee of those plans, JPMorgan Chase Bank (the "Trustee"), to tender some or all of the shares held for the participant's account by following the instructions in the "Letter to Participants in our 401(k) Plans" furnished separately and returning it to D. F. King & Co., Inc., the Information Agent, in accordance with those instructions. The Information Agent will compile all participant instructions and then deliver them to the Trustee, in order for the Trustee to act upon the instructions and tender appropriate shares. If the Information Agent has not received a participant's instructions by 12:00 Midnight, New York City time, on Friday, March 14, 2003, the Trustee will not tender any shares held on behalf of that participant in our 401(k) Plans. The proceeds received by the 401(k) Plans from any tender of shares from a participant's account will be reinvested in the JP Morgan 100% US Securities Fund. Once the tender proceeds have been credited to the participant's plan account, the participant may reallocate his or her investments among the various investment funds under the plan in the usual manner. See Section 3.

     We will pay all fees and expenses incurred in connection with the tender offer by The Bank of New York, the Depositary for the tender offer, D. F. King & Co., Inc., the Information Agent for the tender offer, and Bear, Stearns & Co. Inc., the Dealer Manager for the tender offer. See Section 15.

     As of February 12, 2003, we had 14,632,277 issued and outstanding shares, excluding 1,842,723 shares of common stock reserved for issuance under our stock option plans of which 1,653,299 shares are subject to outstanding options and 350,000 shares currently reserved for issuance under the Libbey Inc. 2002 Employee Stock Purchase Plan, none of which have been issued. The 1,500,000 shares that we are offering to purchase pursuant to the tender offer represent approximately 10.25% of our shares outstanding on February 12, 2003. Our shares are listed and traded on the NYSE under the symbol "LBY." On February 14, 2003, the last trading day prior to the commencement of the tender offer, the closing price of our shares on the NYSE Composite Tape was $22.55 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES BEFORE DECIDING WHETHER AND AT WHICH PURCHASE PRICE OR PURCHASE PRICES TO TENDER THEIR SHARES. SEE SECTION 8.

                                THE TENDER OFFER

1.  NUMBER OF SHARES; PRORATION.

     On the terms and subject to the conditions of the tender offer, we will purchase up to 1,500,000 shares of our common stock, including the associated preferred stock purchase rights, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4 before the expiration date at a price not greater than $26.50 nor less than $23.50 per share, net to the seller in cash, without interest.

     The term "expiration date" means 12:00 Midnight, New York City time, on Monday, March 17, 2003, unless and until we, in our sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the tender offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer.

     In accordance with Instruction 6 of the Letter of Transmittal, stockholders desiring to tender shares must either (1) specify that they are willing to sell their shares to us at the purchase price determined in the tender offer (which could result in the tendering stockholder receiving a purchase price per share as low as $23.50), or (2) specify the price or prices, not greater than $26.50 nor less than $23.50 per share, at which they are willing to sell their shares to us under the tender offer. Prices may be specified in increments of $.10. Promptly following the expiration date, we will determine a single per share purchase price that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $26.50 nor less than $23.50 per share, that will allow us to purchase 1,500,000 shares (or such greater number of shares as we may elect to purchase) or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not properly withdrawn. All shares purchased in the tender offer will be purchased at the same purchase price.

     Only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions of the tender offer, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares we seek are properly tendered at or below the purchase price. All shares tendered and not purchased pursuant to the tender offer, including shares tendered at prices in excess of the purchase price and shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at our expense promptly following the expiration date. By following the Instructions to the Letter of Transmittal, stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered shares are purchased pursuant to the tender offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the order of shares purchased will be selected by the Depositary.

     We reserve the right, in our sole discretion, to purchase more than 1,500,000 shares under the tender offer. In accordance with the rules of the Securities and Exchange Commission, we may purchase an additional amount of shares not to exceed 2% of the outstanding shares (approximately 292,645 shares) without amending or extending the tender offer. See Section 14.

     In the event of an over-subscription of the tender offer as described below, shares tendered at or below the purchase price prior to the expiration date will be subject to proration, except for "odd lots" (as defined below). The proration period and withdrawal rights also expire on the expiration date.

     If we:

     - increase the price to be paid for shares above $26.50 per share or decrease the price to be paid for shares below $23.50 per share,

     - increase the number of shares being sought in the tender offer and such increase in the number of shares being sought exceeds 2% of the outstanding shares,

     - decrease the number of shares being sought for purchase in the tender offer, or

     - increase the dealer's soliciting fee, and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given to stockholders in the manner specified in Section 14, then the tender offer will be extended until the expiration of such ten business day period. For the purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

     Priority of Purchases. On the terms and subject to the conditions of the tender offer, if more than 1,500,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn before the expiration date, we will purchase properly tendered shares on the basis set forth below:

     - First, we will purchase all shares properly tendered and not properly withdrawn by any Odd Lot Holder (as defined below) who:

          (1) tenders all shares owned beneficially or of record by such Odd Lot Holder at a price at or below the purchase price selected by us (tenders of less than all of the shares owned by such Odd Lot Holder will not qualify for this preference); and

          (2) completes the section entitled "Odd Lots" in the related Letter of Transmittal.

     - Second, after the purchase of all of the shares properly tendered by Odd Lot Holders, subject to the conditional tender provisions described in
       Section 6, we will purchase all other shares properly tendered at or below the purchase price selected by us on a pro rata basis;

     - Third, only if necessary to permit us to purchase 1,500,000 shares (or such greater number of shares as we may elect to purchase), we will purchase shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price selected by us, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

     As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares, none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price.

     Odd Lots. For purposes of the tender offer, the term "odd lots" means all shares properly tendered at prices at or below the purchase price selected by us held by a stockholder (an "Odd Lot Holder") who owns beneficially or of record an aggregate of fewer than 100 shares (not including any shares held in our 401(k) Plans) and so certifies in the appropriate place on the related Letter of Transmittal. To qualify for this preference, an Odd Lot Holder must tender all shares owned beneficially or of record by the Odd Lot Holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares, or with respect to any shares held in our 401(k) Plans. By accepting the tender offer, an Odd Lot Holder who holds shares in his or her name and tenders his or her shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's shares on the NYSE. Any Odd Lot Holder wishing to tender all of the stockholder's shares pursuant to the tender offer should complete the section entitled "Odd Lots" in the Letter of Transmittal.

     We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any stockholder (including any participant in our 401(k) Plans) who tenders any shares owned beneficially or of record at or below the purchase price selected by us and who, as a result of proration, would then own beneficially or of record an aggregate of fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase in the tender offer by the number of shares purchased through the exercise of the right, subject to applicable law.

     Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the expiration date. Proration for each stockholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than Odd Lot Holders, at or below the purchase price selected by us, subject to conditional tenders. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until approximately five business days after the expiration date. The preliminary results of any proration will be announced by press release as promptly as practicable after the expiration date. After the expiration date, stockholders may obtain preliminary proration information from the Dealer Manager or the Information Agent and also may be able to obtain the information from their brokers.

     As described in Section 13, the number of shares that we will purchase from a stockholder pursuant to the tender offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder's decision whether or not to tender shares. The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder's name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

     Recent Developments

     On February 6, 2003, we issued a press release disclosing our financial results for the year ended December 31, 2002. The Current Report on Form 8-K to which the press release is attached as an exhibit is incorporated by reference to this Offer to Purchase. We urge you to read this press release in its entirety.

     Purpose of the Offer

     Management and the Board of Directors have evaluated our operations, strategy and expectations for the future and believe that the tender offer is a prudent use of our financial resources given our business profile, assets and current market price. We believe that our current financial condition and debt capacity exceeds the financial requirements of our business, including the capital requirements to improve our operations and appropriate financial flexibility for general corporate purposes.

     We believe that the modified "Dutch Auction" tender offer set forth herein represents a mechanism to provide all stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of our capital if they so elect. This format of repurchase provides a method for stockholders not participating to increase their relative percentage interest in us and our future operations at no additional cost. As a result, the Board of Directors believes that investing in our own shares in this manner is an attractive use of capital and an efficient means to provide value to our stockholders. The tender offer also provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares, without potential disruption to the share price and the usual transaction costs associated with market sales.

     The tender offer is consistent with our historical commitment of repurchasing shares from time to time as a means of increasing stockholder value. Between November 2000 and November 2002, we repurchased 1,000,000 shares of our common stock at purchase prices ranging from $23.90 to $32.00. In December 2002, our Board of Directors approved an authorization to repurchase an additional 2,500,000 shares of our common stock, none of which have been repurchased as of this date. Assuming we purchase 1,500,000 shares in the tender offer, we will be authorized to repurchase an additional 1,000,000 shares in the future.

     After the tender offer is completed, we believe that our anticipated cash flow from operations, access to credit facilities and capital markets and financial condition will be adequate for our needs. In addition to our revolving credit facility, we are currently in discussions with a small number of banks to obtain additional committed lines of credit to supplement our liquidity and access to short-term capital. We are also currently contemplating the issuance of up to $100 million of long-term debt. These credit lines and debt issuance are not necessary to purchase shares or pay fees related to the tender offer. However, our actual experience may differ from our expectations and there can be no assurance that our action in utilizing a portion of our capital in this manner will not adversely affect our ability to operate profitably or absorb possible losses in future periods or to continue our stock repurchase program. Future events may adversely or materially affect our business, expenses or prospects and could affect our available cash or the availability or cost of external financial resources. Depending on the result and prospects of our business, prevailing economic and market conditions and the market price of our shares, we currently intend to continue our repurchase program subsequent to the termination of the tender offer, regardless of the number of shares we purchase in the tender offer. However, Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any shares, other than in the tender offer, until at least 10 business days after the expiration date.

     OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, NOR THE DEALER MANAGER OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOUR SHARES SHOULD BE TENDERED. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2.

     OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER. SEE SECTION 11.

    Certain Effects of the Tender Offer

     Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. Stockholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price significantly higher than the purchase price in the tender offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price paid by us in the tender offer.

     Shares that we acquire pursuant to the tender offer will be held as treasury stock.

     Our purchase of shares in the tender offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of our stockholders. This may reduce the volume of trading in our shares and make it more difficult to buy or sell significant amounts of our shares without materially affecting the market price. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following consummation of the tender offer to ensure a continued trading market for the shares.

     Based upon published guidelines of the NYSE, we do not believe that our purchase of shares in the tender offer will cause our remaining shares to be delisted from the NYSE. The tender offer is conditioned upon us not having determined that the consummation of the tender offer and the purchase of shares may cause our common stock to be delisted from the NYSE. See Section 7.

     Our shares are registered under the Exchange Act, which requires, among other things, that we furnish information to our stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act. The tender offer is conditioned upon us not having determined that the consummation of the tender offer and the purchase of shares may cause our common stock to stop being subject to the periodic reporting requirements of the Exchange Act. See Section 7.

     Our shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of our shares pursuant to the tender offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

3.  PROCEDURES FOR TENDERING SHARES.

     Proper Tender of Shares. For shares to be tendered properly pursuant to the tender offer the certificates for such shares, or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth below, together with (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, (b) an Agent's Message (as defined below) in the case of a book-entry transfer or (c) a specific acknowledgement in the case of a tender through the Automated Tender Offer Program (as described below) of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal, must be received before 12:00 Midnight, New York City time, on the expiration date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase.

     IN ACCORDANCE WITH INSTRUCTION 6 OF THE LETTER OF TRANSMITTAL, STOCKHOLDERS DESIRING TO TENDER SHARES UNDER THE TENDER OFFER MUST EITHER (1) CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT PRICE DETERMINED UNDER THE TENDER OFFER" OR (2) CHECK ONE OF THE BOXES IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER," INDICATING THE PRICE AT WHICH SHARES ARE BEING TENDERED. Stockholders who desire to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are tendered, provided that the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. TO TENDER SHARES PROPERLY, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

     If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Under the Tender Offer." Note that this election could result in the tendered shares being purchased at the minimum price of $23.50 per share.

     If tendering stockholders wish to indicate a specific price (in multiples of $.10) at which their shares are being tendered, they must check a box under the section captioned "Price (in Dollars) per Share at which Shares Are Being Tendered." Tendering stockholders should be aware that this election could mean that none of their shares will be purchased if they check a box other than the box representing the lowest price.

     IN ADDITION, ODD LOT HOLDERS WHO TENDER ALL OF THEIR SHARES MUST COMPLETE THE SECTION CAPTIONED "ODD LOTS" IN THE LETTER OF TRANSMITTAL TO QUALIFY FOR THE PREFERENTIAL TREATMENT AVAILABLE TO ODD LOT HOLDERS AS SET FORTH IN SECTION 1.

     STOCKHOLDERS HOLDING THEIR SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, MUST CONTACT THE NOMINEE IN ORDER TO TENDER THEIR SHARES. STOCKHOLDERS WHO HOLD SHARES THROUGH NOMINEE STOCKHOLDERS ARE URGED TO CONSULT THEIR NOMINEES TO DETERMINE WHETHER TRANSACTION COSTS MAY APPLY IF STOCKHOLDERS TENDER SHARES THROUGH THE NOMINEES AND NOT DIRECTLY TO THE DEPOSITARY.

     Stockholders may tender shares subject to the condition that all, a specified minimum number of shares or none be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box captioned "Conditional Tender" on the Letter of Transmittal. It is the tendering stockholder's responsibility to determine the minimum number of shares to be purchased. STOCKHOLDERS SHOULD CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE TENDER OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Section 6 and Section 13.

     Participants in the Libbey Inc. Common Stock Dividend Reinvestment Plan who wish to tender their shares held in their dividend reinvestment account (including any shares received as a result of the dividend to be paid on March 4, 2003 to stockholders of record on February 11, 2003) should read and follow Instruction 3 of the Letter of Transmittal.

     Participants in our 401(k) Plans who wish to tender some or all of the shares allocated to their accounts must follow the instructions in the "Letter to Participants in Libbey's 401(k) Plans" furnished separately and return the yellow Trustee Direction Form included therewith to the Information Agent in accordance with those instructions. The yellow Trustee Direction Form must be received by the Information Agent not later than three days prior to the expiration date, or no shares allocated to the participant's account will be tendered. Participants in our 401(k) Plans may not use the blue Letter of Transmittal to tender any of the shares held in their 401(k) Plan accounts. Participants in our 401(k) Plan must use the yellow Trustee Direction Form to instruct the Trustee to tender their shares in our 401(k) Plans.

     Participants in our 401(k) Plans who also hold shares outside of the 401(k) Plans will need to follow the instructions above regarding the blue Letter of Transmittal with respect to shares held outside the 401(k) Plans and the instructions in the "Letter to Participants in Our 401(k) Plans" for the yellow Trustee Direction Form with respect to shares held under our 401(k) Plans.

     Our 401(k) Plans are prohibited from selling shares to us for a price that is less than the prevailing market price. Accordingly, if a participant in either of the 401(k) Plans elects to tender shares at a price that is lower than the prevailing market price of our common stock at the expiration of the tender offer, the tender price elected by the participant will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on the NYSE on the expiration date. This could result in such shares not being purchased in the tender offer.

     STOCKHOLDERS ARE ADVISED THAT THERE ARE NO GUARANTEED DELIVERY PROCEDURES ASSOCIATED WITH THE TENDER OFFER.

     Signature Guarantees and Method of Delivery. No signature guarantee is required if:

          (1) the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the shares) tendered and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

          (2) shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

     If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

     In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility, as described above), a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, an Agent's Message in the case of a book-entry transfer or a specific acknowledgement in the case of a tender through the Automated Tender Offer Program ("ATOP") of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the tender offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the shares by causing the Book-Entry Transfer Facility to transfer shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, an Agent's Message in the case of book-entry transfer or a specific acknowledgement in the case of a tender through ATOP, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the expiration date. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

     Participants in the Book-Entry Transfer Facility may tender their shares in accordance with ATOP to the extent it is available to them for the shares they wish to tender. A stockholder tendering through ATOP must expressly acknowledge that the stockholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against that stockholder.

     Return of Unpurchased Shares. If any tendered shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

     United States Federal Income Tax Information Reporting and Backup Withholding. Payments made to holders in the tender offer may be reported to the Internal Revenue Service. In addition, under the United States federal income tax laws, the Depositary will be required to withhold 30% of the amount of the purchase price paid to certain stockholders (who are not "exempt" recipients) pursuant to the tender offer. To avoid such backup withholding, each such United States Holder (as defined in Section 13) must provide the Depositary with such stockholder's taxpayer identification number and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish to the satisfaction of the Depositary that such stockholder is not subject to backup withholding. See Instructions 15 and 16 of the Letter of Transmittal.

     Certain "exempt" recipients (including, among others, all corporations and certain Non-United States Holders, as defined in Section 13) are not subject to these backup withholding requirements. For a Non-United States Holder to qualify as an exempt recipient, that stockholder must submit an Internal Revenue Service ("IRS") Form W-8BEN (or other applicable IRS form), signed under penalties of perjury, attesting to that stockholder's exempt status. This statement can be obtained from the Depositary. See the Instructions to the Letter of Transmittal.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the stockholder's United States federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury regulations.

     Withholding For Non-United States Holders. The Depositary generally will treat the cash received by a Non-United States Holder participating in the tender offer as a dividend distribution from Libbey. Accordingly, the Depositary generally will withhold United States federal income taxes equal to 30% of the gross proceeds payable to the Non-United States Holder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-United States Holder's conduct of a trade or business within the United States.

     In order to claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the Non-United States Holder's conduct of a trade or business in the United States, a Non-United States Holder must provide a properly executed IRS Form W-8BEN for treaty benefits or IRS Form W-8ECI for effectively connected income (or such successor forms as the IRS designates). The Depositary will determine a stockholder's withholding status based on such forms or other statements, unless facts and circumstances indicate that such reliance is not warranted. A Non-United States Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI generally will be required to file a United States federal income tax return and will be subject to United States federal income tax on income derived from the sale of shares pursuant to the tender offer in the manner and to the extent described in Section 13 as if it were a United States Holder (and for certain corporate holders under certain circumstances, the branch profits tax).

     A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets those tests described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) or is otherwise able to establish that no tax or a reduced amount of tax is due.

     Non-United States Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the purchase price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and our interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the tender offer, or any defect or irregularity in any tender of shares. Neither we nor, the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notification.

     Procedures for Participants in Our 401(k) Plans. Participants in our 401(k) Plans may instruct the Trustee of such plans to tender some or all of the shares allocated to a participant's account by completing a yellow Trustee Direction Form in accordance with the instructions in the green "Letter to Participants in Libbey's 401(k) Plans" furnished separately and returning it to the Information Agent in accordance with those instructions. All documents furnished to stockholders generally in connection with the tender offer will be made available to participants whose plan accounts are credited with shares. Participants in the 401(k) Plans cannot use the Letter of Transmittal to direct the tender of shares held under our 401(k) Plans, but must use the yellow Trustee Direction Form included in the separate instruction letter sent to them. Participants in our 401(k) Plans who also hold shares outside of the 401(k) Plans, however, must use the blue Letter of Transmittal to tender shares held outside of the 401(k) Plans and must complete the yellow Trustee Direction Form according to the instructions in the "Letter to Participants in Libbey's 401(k) Plans" for shares held under the 401(k) Plans.

     Our 401(k) Plans are prohibited from selling shares to us for a price that is less than the prevailing market price. Accordingly, if a participant in either of the 401(k) Plans elects to tender shares at a price that is lower than the prevailing market price of our common stock at the expiration of the tender offer, the tender price elected by the participant will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on the NYSE on the expiration date. This could result in such shares not being purchased in the tender offer.

     Delivery of a Letter of Transmittal by a participant in the 401(k) Plans does not constitute proper tender of his or her shares held under the 401(k) Plans. Proper tender for shares held in the 401(k) Plans can only be made by a yellow Trustee Direction Form, instructing the Trustee, which is the record owner of the shares held in the plan to tender the shares. We have been advised that if the Information Agent has not received a participant's instructions at least three days prior to the expiration date, the Information Agent will not be able to provide the information necessary to the Trustee in a timely manner in order for the Trustee to tender any shares held on behalf of a participant in the 401(k) Plans. Therefore the yellow Trustee Direction Form must be received by the Information Agent at least three days in advance of the expiration of the tender offer. The tender offer is scheduled to expire on Monday, March 17, 2003, thus, it is anticipated that the yellow Trustee Direction Forms must be received by the Information Agent no later than Friday, March 14, 2003, unless the tender offer is extended.

     The proceeds received by the 401(k) Plans from any tender of shares from a participant's plan account will be reinvested in the JP Morgan 100% US Securities Fund. Once the tender proceeds have been credited to the participant's plan accounts, the participant may reallocate his or her investments among the various investment funds under the plan in the usual manner.

     Participants in our 401(k) Plans are urged to read the separate green instruction letter and related materials carefully.

     Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder's representation and warranty to us that (1) the stockholder has a "net long position," within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the shares or equivalent securities at least equal to the shares being tendered, and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount of (a) shares tendered or (b) other securities convertible into or exchangeable or exercisable for the shares tendered and will acquire the shares for tender by conversion, exchange or exercise and (2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender on behalf of another person. Our acceptance for payment of shares tendered pursuant to the tender offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the tender offer.

     Lost or Destroyed Certificates. Stockholders whose certificate for part or all of their shares have been lost, destroyed or stolen may contact The Bank of New York, the transfer agent for our shares, at (800) 524-4458, for instructions as to obtaining a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. STOCKHOLDERS ARE REQUESTED TO CONTACT THE TRANSFER AGENT IMMEDIATELY IN ORDER TO PERMIT TIMELY PROCESSING OF THIS DOCUMENTATION.

     Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. ANY CERTIFICATES DELIVERED TO US, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED. The yellow Trustee Direction Form required to tender shares held under our 401(k) Plans must be delivered to the Information Agent and not to us, the Dealer Manager or the Depositary. ANY TRUSTEE DIRECTION FORMS DELIVERED TO US, THE DEALER MANAGER OR THE DEPOSITARY WILL NOT BE FORWARDED TO THE INFORMATION AGENT.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of shares pursuant to the tender offer are irrevocable. Shares tendered pursuant to the tender offer may be withdrawn at any time before the expiration date and, unless theretofore accepted for payment by us under the tender offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Monday, April 14, 2003.

     For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

     All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all parties. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notification.

     Participants in our 401(k) Plans who wish to withdraw their shares must follow the instructions found in the "Letter to Participants in Libbey's 401(k) Plans" sent to them separately.

     Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be re-tendered before the expiration date by again following one of the procedures described in Section 3.

     If we extend the tender offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of us, and the shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     On the terms and subject to the conditions of the tender offer, promptly following the expiration date, we will:

     - determine the purchase price we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering stockholders; and

     - accept for payment and pay for (and thereby purchase) up to 1,500,000 shares (or such greater number of shares as we may elect to purchase) properly tendered at prices at or below the purchase price and not properly withdrawn.

     For purposes of the tender offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the "odd lot" priority, proration and conditional tender provisions of the tender offer, shares that are properly tendered at or below the purchase price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

     On the terms and subject to the conditions of the tender offer, promptly after the expiration date, we will accept for purchase and pay a single per share purchase price for all of the shares accepted for payment pursuant to the tender offer. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

     - certificates for shares or of a timely book-entry confirmation of shares into the Depositary's account at the Book-Entry Transfer Facility;

     - a properly completed and duly executed Letter of Transmittal, an Agent's Message in the case of book-entry transfer or a specific acknowledgement in the case of a tender through ATOP; and

     - any other required documents.

     We will pay for shares purchased pursuant to the tender offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

     In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five business days after the expiration date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tenders, will be returned, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the expiration date or termination of the tender offer without expense to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE, INCLUDING BUT NOT LIMITED TO, BY REASON OF ANY DELAY IN MAKING PAYMENT. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the tender offer. See Section 7.

     We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the tender offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 9 of the Letter of Transmittal.

     ANY TENDERING UNITED STATES HOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 30% OF THE GROSS PROCEEDS PAID TO THE UNITED STATES HOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER. SEE SECTION 3. NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING AND BACKUP WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE. SEE SECTION 3 AND SECTION 13.

6.  CONDITIONAL TENDER OF SHARES.

     Subject to the exceptions for Odd Lot Holders, in the event of an over-subscription of the tender offer, shares tendered at or below the purchase price prior to the expiration date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box captioned "Conditional Tender" in the Letter of Transmittal. We urge each stockholder to consult with his or her own financial or tax advisor.

     Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the tender offer expires, if more than 1,500,000 shares (or such greater number of shares as we may elect to purchase) are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder (tendered pursuant to a Letter of Transmittal) below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the expiration date without any expense to the stockholder.

     After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 1,500,000 (or such greater number of shares as we may elect to purchase) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase

1,500,000 shares (or such greater number of shares as we may elect to purchase). In selecting among the conditional tenders, we will select by random lot treating all tenders by a particular taxpayer as a single lot and will limit our purchase in each case to the designated minimum of shares to be purchased.

7.  CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the tender offer and before the expiration date any of the following events have occurred (or have been determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by us), makes it inadvisable to proceed with the tender offer or with acceptance for payment:

     - there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

          (1) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the tender offer, the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer; or

          (2) in our reasonable judgment, could materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or any of our subsidiaries' business or materially impair the contemplated benefits of the tender offer to us;

     - there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

          (1) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the tender offer;

          (2) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares;

          (3) materially impair the contemplated benefits of the tender offer to us; or

          (4) materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our or any of our subsidiaries' business;

     - there has occurred any of the following:

          (1) any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

          (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

          (3) the commencement or escalation of a war, armed hostilities or other international or national calamity, including, but not limited to an act of terrorism;

          (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

          (5) any significant decrease in the market price of our common stock or in the market prices of equity securities generally in the United States or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on our or our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or on the trading in the shares of our common stock or on the benefits of the tender offer to us;

          (6) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

     - a tender or exchange offer for any or all of our shares (other than this tender offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

     - we learn that:

          (1) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Commission on or before February 18, 2003); or

          (2) any entity, group or person who has filed a Schedule 13D or
     Schedule 13G with the Commission on or before February 18, 2003 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the tender offer made hereby), beneficial ownership of an additional 2% or more of our outstanding shares;

     - any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of common stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

     - any change or changes have occurred or are threatened in our or our subsidiaries' business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, has a material adverse effect on the benefits of the tender offer to us; or

     - the consummation of the tender offer and the purchase of the shares may cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

     The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the expiration date. Any determination by us concerning the events described above will be final and binding on all parties.

     All conditions will be satisfied or waived prior to the expiration date.

8.  PRICE RANGE OF SHARES.

     Our common stock is listed for trading on the New York Stock Exchange under the symbol "LBY." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share of our common stock as reported on the NYSE Composite Tape.

                                                               HIGH     LOW
                                                              ------   ------
Fiscal Year ended December 31, 2001
  First quarter.............................................  $33.56   $27.77
  Second quarter............................................   42.20    27.80
  Third quarter.............................................   39.95    28.20
  Fourth quarter............................................   35.60    27.00
Fiscal Year ended December 31, 2002
  First quarter.............................................  $40.10   $31.30
  Second quarter............................................   40.00    32.88
  Third quarter.............................................   34.08    26.80
  Fourth quarter............................................   31.86    23.72
Fiscal Year ended December 31, 2003
  First quarter (through February 14, 2003).................  $27.50   $22.08

     On February 14, 2003, the last trading day prior to the commencement of the tender offer, the closing price of our shares on the NYSE Composite Tape was $22.55 per share. LIBBEY URGES STOCKHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     Since March 11, 1998, we have paid a cash dividend of 7.5 cents per share every quarter, or a cash dividend of 30 cents per share over the course of a year. On January 10, 2003, our Board of Directors authorized and we announced that we will increase our quarterly dividend to 10 cents per share beginning with our March 4, 2003 dividend payment to stockholders as of record on February 11, 2003. This 33.3% increase will result in an annual dividend of 40 cents per share. We expect to continue a pattern of regular annual increases in dividends, subject to the discretion of the Board of Directors and dependent upon, among other things, business conditions, earnings and our financial condition. The dividend to be paid on March 4, 2003 to stockholders of record on February 11, 2003 is not related to this tender offer, and therefore, stockholders should not take this dividend payment into account when determining whether you should tender or refrain from tendering your shares or the purchase price or purchase prices at which you may choose to tender your shares in the tender offer. If you are a participant in the Libbey Inc. Common Stock Dividend Reinvestment Plan and you wish to tender any or all of your shares held in your dividend reinvestment account (including any shares you receive as a result of the dividend to be paid on March 4, 2003), please read and follow Instruction 3 of the Letter of Transmittal.

9.  SOURCE AND AMOUNT OF FUNDS.

     Assuming we purchase 1,500,000 shares in the tender offer at the maximum specified purchase price of $26.50 per share, $39,750,000 will be required to purchase such shares. We expect the maximum aggregate cost, including all fees and expenses applicable to the tender offer, will be approximately $40.5 million. We anticipate that we will obtain all of the funds necessary to purchase shares tendered in the tender offer, as well as to pay related fees and expenses, by borrowing up to $40.5 million under our $250 million unsecured revolving credit facility. In addition, we are currently contemplating the issuance of up to $100 million of long-term debt, although we cannot assure you that we will issue such debt. We intend to repay amounts borrowed under the revolving credit facility for the purchase of shares tendered in the tender offer with a portion of the proceeds from the debt issuance, or if such debt issuance is not consummated, with available cash flow. The tender offer is not conditioned upon the receipt of financing. See Section 7 and Section 9.

     Financing Documents and Terms. The revolving credit facility has been established pursuant to and is part of an Amended and Restated Revolving Credit Agreement, dated as of February 10, 2003, among Libbey Glass and Libbey Europe B.V., as borrowers, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, Bank One, N.A. and Fleet National Bank, as syndication agents and the other lenders party thereto (referred to as the "Credit Agreement"). The revolving credit facility is a $250 million unsecured revolving credit facility which matures on April 23, 2005, or such later date as extended under the terms of the Credit Agreement. The revolving credit facility is available to finance indebtedness of Libbey Glass and its subsidiaries and for other general corporate purposes, including stock buy-backs, acquisitions, working capital and capital expenditures not in violation of the Credit Agreement. Libbey Europe B.V. may borrow euros under the revolving credit facility in an amount not to exceed the offshore currency equivalent of $60 million. Up to $30 million of the revolving credit facility is also available for the issuance of letters of credit, which will require Libbey Glass to pay certain fees in connection therewith. Loans made under the revolving credit facility are guaranteed by us and certain of the domestic subsidiaries of Libbey Glass. Loans made under the revolving credit facility to Libbey Europe B.V. are guaranteed by us, Libbey Glass and certain domestic subsidiaries of Libbey Glass.

     Pursuant to the terms of the Credit Agreement, Libbey Glass is permitted to make dividends to us if (1) no "default" or "event of default" (as such terms are defined in the Credit Agreement) has occurred and is continuing or would result from such dividend and (2) the aggregate amount of all dividends, stock repurchases and investments in "Unrestricted Subsidiaries" (as such term is defined in the Credit Agreement) after January 1, 2003 would not exceed the sum of (a) 50% of "Adjusted Consolidated Net Income" (as such term is defined in the Credit Agreement) for any fiscal quarter after December 31, 2002 and (b) $75 million.

     Interest Rates. Under the Credit Agreement, for U.S. dollar loans, Libbey Glass will have the option of borrowing funds at variable interest rates based either on a base rate of interest or a eurodollar rate of interest, plus, in each case, a variable applicable margin. Interest on loans based on a base rate of interest (referred to as "Base Rate Loans") will be payable at the higher of
(1) the prime rate charged by the Bank of America and (2) the federal funds rate plus 0.5%, plus a margin based on a performance pricing grid as set forth in the Credit Agreement (referred to as the "Base Interest Rate"). Interest on loans based on a eurodollar rate of interest (referred to as the "Eurodollar Rate Loans") will be payable at the rate equal to the offered rate for deposits in dollars with a term equivalent to the applicable interest period, plus a margin based on a performance pricing grid as set forth in the Credit Agreement (referred to as the "Eurodollar Rate").

     Under the Credit Agreement, for "Offshore Currency Loans" (as such term is defined in the Credit Agreement), Libbey Europe B.V. will have the option of borrowing funds at variable interest rates based either on an "Offshore Currency Swing Line Rate" (as such term is defined in the Credit Agreement) or an "Offshore Currency Rate" (as such term is defined in the Credit Agreement), plus, in each case, a variable applicable margin. Interest on loans based on an "Offshore Currency Swing Line Rate" will be payable at the rate per annum equal to the rate determined by the "Swing Line Lender" (as such term is defined in the Credit Agreement) that one day deposits in euro in the approximate amount of the applicable loan would be offered to major banks in the London interbank market at approximately 11:00 a.m. (London time) on such day plus a margin based on a performance pricing grid as set forth in the Credit Agreement. Interest on loans based on an "Offshore Currency Rate" will be payable at the rate equal to the offered rate for deposits in euro with a term equivalent to the applicable interest period, plus a margin based on a performance pricing grid as set forth in the Credit Agreement.

     A default rate will apply in the event of a default on any loans under the Credit Agreement at a rate per annum of 2.00% above the then applicable rate of interest.

     Other Material Terms and Conditions. The Credit Agreement contains representations, warranties and conditions to borrowing, covenants and events of default customary for facilities of this nature. Among the financial covenants contained in the Credit Agreement, we are required to maintain compliance with a minimum "Interest Coverage Ratio" (as such terms are defined in the Credit Agreement). All borrowings under the revolving credit facility are subject to conditions precedent that include requirements relating to prior notice of borrowing, the accuracy of representations and warranties contained in the Credit Agreement and the absence of any "default" of "event of default" (as such terms are defined in the Credit Agreement). The revolving credit facility may be prepaid in whole or in part without premium or penalty, except that loans bearing interest based on the Eurodollar Rate or the Offshore Currency Rate are prepayable only with certain associated fees unless prepaid on the last day of the related interest period. If in any fiscal year net proceeds of asset dispositions not otherwise permitted under the Credit Agreement exceed 15% of our assets and our subsidiaries (other than any "Unrestricted Subsidiaries" as such term is defined in the Credit Agreement), Libbey Glass is required to reduce commitments under the Credit Agreement in an amount equal to such excess. In connection with any such commitment reduction, Libbey Glass must also prepay loans under the revolving credit facility to the extent that such loans exceed the reduced commitment amount.

     The foregoing description is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as an exhibit to the Schedule TO in which this document has been filed with the Commission and is incorporated by reference herein.

10.  CERTAIN INFORMATION CONCERNING US.

     We are a leading producer of glass tableware in North America and a leading producer of tabletop products for the foodservice industry. Our products are exported to more than 75 countries and we provide technical assistance to glass tableware manufactures around the world. We operate glass tableware manufacturing plants in the U.S. in California, Louisiana and Ohio and in The Netherlands. Our Royal Leerdam subsidiary, located in Leerdam, The Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. In addition, we are a joint venture partner in the largest glass tableware company in Mexico, Vitrocrisa. Our Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the U.S. Our World Tableware subsidiary imports and sells a full-line of metal flatware and hollowware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the U.S. Our Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry, including: ware washing racks, trays, dispensers, bar supply, tabletop, food preparation items and brushes.

     Acquisitions have been and will continue to be an important part of the strategy to grow our sales and profits. Our strategy is to be a more global provider of glass tableware and a provider of a broader supply of products to the foodservice industry. Accordingly, we routinely seek and consider acquisition opportunities to enhance stockholder value and supplement our growth.

     We are headquartered at 300 Madison Avenue, Toledo, Ohio 43604. Our telephone number is (419) 325-2100.

     Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the Commission relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the Commission. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have also filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which includes certain additional information relating to the tender offer. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Schedule TO and documents incorporated by reference. You may obtain information about the Public Reference Room by calling the Commission for more information at 1-800-SEC-0330. These reports, statements and other information concerning us also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, 10005, on which our common stock is listed.

     Incorporation by Reference. The rules of the Commission allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about Libbey.

LIBBEY'S SEC FILINGS                                               PERIOD
--------------------                                  --------------------------------
Annual Report on Form 10-K..........................  Year ended December 31, 2001
Definitive Proxy Statement on Form 14A..............  Filed on March 29, 2002
Quarterly Report on Form 10-Q.......................  Quarter ended March 31, 2002
Quarterly Report on Form 10-Q.......................  Quarter ended June 30, 2002
Quarterly Report on Form 10-Q.......................  Quarter ended September 30, 2002
Current Report on Form 8-K..........................  Filed on December 4, 2002
Current Report on Form 8-K..........................  Filed on December 12, 2002
Current Report on Form 8-K..........................  Filed on January 7, 2003
Current Report on Form 8-K..........................  Filed on January 14, 2003
Current Report on Form 8-K..........................  Filed on February 7, 2003

     We incorporate by reference these documents and any additional documents that we may file with the Commission between the date of the tender offer and the date of the expiration or termination of the tender offer. Those documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document from us or from the Commission's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at 300 Madison Avenue, Toledo, Ohio 43604; telephone: (419) 325-2100. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

11. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

     As of February 12, 2003, we had 14,632,277 issued and outstanding shares, excluding 1,842,723 shares of common stock reserved for issuance under our stock option plans of which 1,653,299 shares are subject to outstanding options and 350,000 shares currently reserved for issuance under the Libbey Inc. 2002 Employee Stock Purchase Plan, none of which have been issued. The 1,500,000 shares that we are offering to purchase represent approximately 10.25% of the shares outstanding on February 12, 2003.

     As of February 12, 2003, our directors and executive officers as a group (13 persons) beneficially owned 960,383 shares (which number includes 811,686 shares issuable upon exercise of options which are exercisable within 60 days of February 12, 2003), or 6.56% of the total outstanding shares of our common stock on that date. Our directors and executive officers have advised us that they will not tender any shares in the tender offer. The following table sets forth, as to each director or executive officer (i) the number of shares and percentage beneficially owned as of February 12, 2003 (including shares under exercisable options or held in such person's 401(k) account); and (ii) assuming we purchase 1,500,000 shares of common stock and that no director or executive officer tenders any shares under the tender offer

(as is intended by the directors and executive officers), the percentage beneficially owned after consummation of the tender offer.

                                                                                   PERCENTAGE
                                                                                OWNERSHIP AFTER
                                                                                  TENDER OFFER
                                            SHARES OF                           (ASSUMING LIBBEY
                                              LIBBEY         PERCENTAGE            PURCHASES
                                              COMMON        OWNERSHIP OF        1,500,000 SHARES
                                              STOCK            SHARES          AND NO DIRECTOR OR
                                           BENEFICIALLY   OUTSTANDING AS OF    EXECUTIVE OFFICER
DIRECTORS AND OFFICERS(1)                  OWNED(2)(3)    FEBRUARY 12, 2003         TENDERS)
-------------------------                  ------------   -----------------   --------------------
Kenneth A. Boerger(4)....................      21,783               *                      *
William A. Foley(7)......................         500               *                      *
Daniel P. Ibele..........................      34,585               *                      *
Peter C. McC. Howell(5)(7)...............       1,750               *                      *
John F. Meier(6).........................     269,866            1.84%                  2.05%
Carol B. Moerdyk(7)......................         900               *                      *
Gary L. Moreau...........................         500               *                      *
Timothy T. Paige.........................      47,373               *                      *
Richard I. Reynolds......................     216,323            1.48%                  1.65%
Arthur H. Smith..........................     173,533            1.19%                  1.32%
Terence P. Stewart(7)....................         928               *                      *
Kenneth G. Wilkes........................     115,801               *                      *
John A. Zarb.............................      76,541               *                      *
Directors & Executive Officers as a
  Group(7) (13 persons)..................     960,383            6.56%                  7.31%

---------------

* Indicates less than 1.0%

(1) The business address of each of the directors and executive officers of Libbey is as follows: Libbey Inc., 300 Madison Avenue, Toledo, Ohio 43604.

(2) For purposes of this table, a person or group of persons is deemed to have beneficial ownership of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentages of outstanding shares held by each person or group of persons named above on a given date, any security which such person has the right to acquire within 60 days of such date is deemed outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person not owning a similar right. The information includes all currently exercisable options granted to Messrs. Meier, Reynolds, Wilkes, Smith, Ibele, Zarb, Paige and Boerger. The number of shares beneficially owned in the table includes shares subject to the exercise of options within the next 60 days as follows: Mr.
    Meier -- 235,378; Mr. Reynolds -- 182,313; Mr. Wilkes -- 98,855; Mr.
    Smith -- 139,674; Mr. Ibele -- 30,000; Mr. Zarb -- 66,439; Mr.
    Paige -- 42,977; Mr. Boerger -- 16,050 and all executive officers as a group -- 811,686.

(3) The table includes the number of equivalent shares of common stock that Messrs. Meier, Reynolds, Wilkes, Smith, Ibele, Zarb, Paige and Boerger and all executive officers as a group held in the Libbey Inc. Stock Purchase and Retirement Savings Plan as of February 12, 2003.

(4) Includes 53 shares held by family members of Mr. Boerger. Mr. Boerger disclaims any beneficial interest in such shares.

(5) Includes 750 shares held by family members of Mr. Howell. Mr. Howell disclaims any beneficial interest in such shares.

(6) Includes 8,406 shares held by family members of Mr. Meier. Mr. Meier disclaims any beneficial interest in such shares.

(7) Ms. Moerdyk and Messrs. Foley, Howell and Stewart have elected to defer all or a portion of their retainer and fees for service as directors of the Company into an account based upon the value of the Company's common stock which is reported to the Securities and Exchange Commission on Forms 4. As reported on their Forms 4 filed in February 2003 they respectively owned as of February 12, 2003 the equivalent of the following number of shares not included in the above table: Ms. Moerdyk 5,474 shares; Mr. Foley 8,671 shares; Mr. Howell 3,682 shares; and Mr. Stewart 5,511 shares.

     The Nominating and Governance Committee is currently reviewing the composition of the Board of Directors and may recommend increasing the size of the Board.

     Shareholders' Rights Plan.

     We have a Shareholders' Rights Plan designed to ensure that all of our stockholders receive fair and equal treatment in the event of any proposal to acquire control of us. The Shareholders' Rights Plan defines "Existing Holder" to mean Baron Capital Group, Inc. together with all of its affiliates and associates (including, without limitation, Ronald Baron, BAMCO, Inc., Baron Capital Management, Inc. and Baron Asset Fund). Under the Shareholders' Rights Plan, upon a triggering event our Board of Directors would declare a distribution of one right for each outstanding common share of Libbey. Each right will entitle stockholders to buy 1/100th of a share of newly created Series A Junior Participating Preferred Stock at an exercise price of $55 per right. The rights will not be exercisable until a person acquires beneficial ownership of 20% (or in the case of an Existing Holder, 25%) of our common stock or makes a tender offer for at least 20% (or in the case of an Existing Holder, 25%) of our common stock. Percentage increases resulting from share repurchases by us or inadvertence do not cause the rights to become exercisable. After the time that a person acquires beneficial ownership of 20% (or in the case of an Existing Holder, 25%) of the our common stock, the holders of the rights may be permitted to exercise such rights to receive our common stock having a market value of twice the exercise price. The rights are redeemable at $0.001 per right at any time before the tenth day after a person has acquired 20% (or in the case of an Existing Holder, 25%) or more of our outstanding common stock. The redemption period may be extended under certain circumstances. If at any time after the rights become exercisable and not redeemed, we are acquired in a merger or other business combination transaction in which we are not the surviving party, the rights will entitle a holder to buy a number of shares of common stock of the acquiring company having a market value of twice the exercise price of each right.

    Agreements, Arrangements or Understandings.

     We have entered into employment agreements with each of our executive officers that entitle them to receive their base salaries and to participate in our designated benefit plans. Each employment agreement also provides that the officer's employment is not for any specified term and may be terminated at any time. In addition, each agreement provides that, in the event of the officer's termination other than for "cause" (as defined in the agreements), payment of base salary will continue for two years in Mr. Meier's case and one year in the case of the other executive officers. The employment agreements also provide that the officer's base salary may be adjusted periodically and that benefit plans in which the officer is entitled to participate may be adjusted or terminated by us at any time, but that no vested or accrued benefit may be adversely affected. The Compensation Committee periodically reviews the terms of our employment agreements and may recommend changes in the terms of these agreements in the future.

     To induce and help assure continuity of management and operations, we have entered into agreements with certain executive officers which provide for certain severance benefits in the event an executive's employment is terminated following a "Change in Control" (as defined in the agreements).

     Under these agreements, benefits are paid if, after a Change in Control, we terminate an executive officer other than for "Cause" (as defined in the agreements) or disability or if the executive officer terminates employment for "Good Reason" (as specified in the agreements) or for any reason within a period of thirty days following the first anniversary of a Change in Control. These severance benefits include: (a) the executive's salary through the termination date; (b) severance pay equal to three times the named executive's annual base salary and three times the greater of the target annual bonus or the annual bonus for the prior year; (c) acceleration of the exercisability of stock options; (d) medical and health benefits for three years following termination reduced to the extent comparable benefits are received from another employer; (e) outplacement and financial planning services; and (f) full vesting in, and additional three year accrual of benefits under, our qualified and non-qualified retirement plans and any additional amount necessary to provide a minimum lump sum benefit of $250,000 under these plans. The agreements provide that the benefits are net of any applicable federal excise tax and that we will pay legal fees and expenses incurred by the executive to enforce his or her rights under the agreements.

     We have two stock option plans for key employees: (1) the Libbey Inc. Amended and Restated Stock Option Plan for Key Employees and (2) the 1999 Equity Participation Plan of Libbey Inc. The plans provide for the granting of stock options (both incentive stock options and nonqualified stock options) to purchase up to 2,800,000 shares of our common stock at a price not less than the fair market value on the date the option is granted.

     Options become exercisable as determined at the date of the grant by the Compensation Committee of the Board of Directors. Unless an earlier expiration date is set at the time of the grant or results from termination of an optionee's employment or a merger, consolidation, acquisition, liquidation or dissolution of Libbey, incentive stock options expire ten years after the date of the grant and nonqualified stock options expire ten years and a day after the grant.

     We also maintain the Libbey Inc. 2002 Employee Stock Purchase Plan pursuant to which eligible employees are granted options to purchase shares of our common stock during a 12 month period beginning June 1 and ending the next May 31 of each year at a price equal to 85% of the trading price of our stock on either the first day of the period or the last day, whichever is less. During the June 1 through May 31 offering period eligible employees contribute to the Employee Stock Purchase Plan by payroll deduction. These contributions are then used to purchase shares on each May 31. Currently 350,000 of our shares are authorized for issuance under the Employee Stock Purchase Plan. This amount is subject to an annual increase on the first day of each of our fiscal years beginning in 2003 and ending in 2012, equal to the lesser of (a) 100,000 shares, (b) 1.0% of the shares outstanding on the last day of the immediately preceding fiscal year, or (c) such lesser number of shares as is determined by our Board of Directors. The first offering period under the Employee Stock Purchase Plan began June 1, 2002 and will end May 31, 2003.

     Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our affiliates or subsidiaries nor, to the best of our knowledge, any of our or our subsidiaries' directors or executive officers, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving our shares of common stock during the 60 days prior to February 18, 2003, except for routine purchases for the accounts of executive officers under the Libbey Inc. Retirement Savings Plan. In accordance with the terms of the plan, elections in effect and present patterns of contribution, we expect that the Libbey Inc. Retirement Savings Plan will continue making routine purchases of shares prior to the expiration date.

     In May 2002, Messrs. Meier, Reynolds, Smith and Wilkes entered into Rule 10b5-1 trading plans for the purpose of selling an aggregate of 434,920 shares of common stock underlying options which expire in 2003. Under each Rule 10b5-1 trading plan, an independent broker executes trades pursuant to selling parameters established by the plan participant at the time of entering into the plan without further direction from the participant. Mr. Wilkes' Rule 10b5-1 trading plan expired on January 31, 2003 and Messrs. Meier's, Reynolds' and Smith's Rule 10b5-1 trading plans expire on February 28, 2003. As of February 12, 2003, an aggregate of 122,400 shares had been sold under these four Rule 10b5-1 trading plans. No shares have been sold under the 10b5-1 trading plans since October 2002.

     Messrs. Meier, Reynolds and Smith continue to hold an aggregate of 266,065 options that expire on June 25, 2003 and Mr. Wilkes continues to hold an aggregate of 46,455 options that expire in September and October 2003. In addition, 2,100 of the options held by Mr. Ibele expire on June 25, 2003. We expect these officers to exercise these options and to sell all or most of the underlying shares (either pursuant to

10b5-1 trading plans, block trades or other market transactions) following the tender offer period and prior to the time that such options expire. These individuals and our other directors and executive officers have advised us that they do not intend to tender any shares in the tender offer, and such individuals will not sell shares during the tender offer period.

     Except as otherwise described in this Offer to Purchase or as described in our most recent proxy statement, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. See Section 9.

12.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of shares as contemplated in the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by the tender offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept for payment and pay for shares are subject to conditions. See Section 7.

13.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of certain United States federal income tax consequences of the tender offer to stockholders whose shares are properly tendered and accepted for payment pursuant to the tender offer. Those stockholders who do not participate in the tender offer should not incur any United States federal income tax liability from the exchange. This summary is based upon the Internal Revenue Code of 1986, as amended to the date of the tender offer (the "Code"), existing and proposed United States Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This summary addresses only shares held as capital assets. It does not address all of the tax consequences that may be relevant to particular stockholders because of their personal circumstances (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, "S" corporations, partnerships, expatriates, tax-exempt organizations, tax-qualified retirement plans, Non-United States Holders (as defined below), persons who are subject to alternative minimum tax, or persons who hold shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction, or persons that have a functional currency other than the United States dollar). This summary may not be applicable with respect to shares acquired as compensation, upon the exercise of stock options or under a tax-qualified retirement plan. This summary also does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws.

     In addition, if a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a holder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the tender offer.

     YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES TO YOU OF PARTICIPATING IN THE TENDER OFFER.

     For purposes of this summary, a "United States Holder" is a beneficial owner of shares that for United States federal income tax purposes is:

     - a citizen or resident of the United States;

     - a corporation or partnership (or other entity taxable as a corporation or partnership) created or organized in or under the laws of the United States or any State or the District of Columbia;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust, or certain other trusts considered United States Holders for federal income tax purposes.

     A "Non-United States Holder" is a beneficial owner of shares other than a United States Holder.

CONSEQUENCES TO UNITED STATES HOLDERS

     Sale or Exchange

     An exchange of shares for cash pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. If an exchange of shares for cash by a United States Holder pursuant to the tender offer is treated as a sale or exchange of such shares for United States federal income tax purposes, the holder will recognize capital gain or loss equal to the difference between the purchase price and the United States Holder's adjusted tax basis in the shares purchased by us, except to the extent that the amount of cash received is attributable to declared but unpaid dividends. The gain or loss would be long-term capital gain or loss if the holding period for the shares exceeded one year.

     The receipt of cash by a stockholder pursuant to the tender offer will be treated as a sale or exchange for United States federal income tax purposes if the exchange:

     - is "not essentially equivalent to a dividend" with respect to the holder under section 302(b)(1) of the Code;

     - is a "substantially disproportionate" redemption with respect to the holder under section 302(b)(2) of the Code; or

     - results in a "complete termination" of the holder's stock interest in Libbey under section 302(b)(3) of the Code.

     In determining whether any of these tests has been met, a United States Holder must take into account not only shares it actually owns, but also shares it constructively owns within the meaning of section 318 of the Code (including shares that may be acquired through options that it owns).

     A distribution to a stockholder will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the stockholder's stock interest in Libbey. Whether the receipt of cash by a stockholder will result in a meaningful reduction of the stockholder's proportionate interest will depend on the stockholder's particular facts and circumstances. If, however, as a result of an exchange of shares for cash pursuant to the tender offer, a United States Holder whose relative stock interest (actual or constructive) in Libbey is minimal and who exercises no control over corporate affairs suffers a reduction in its proportionate interest in Libbey (including any ownership of shares constructively owned), the holder generally should be regarded as having suffered a meaningful reduction in its interest in Libbey.

     Satisfaction of the "complete termination" and "substantially disproportionate" exceptions is dependent upon compliance with the respective objective tests set forth in section 302(b)(3) and section 302(b)(2) of the Code. A distribution to a stockholder will result in a "complete termination" if either (1) all of the shares actually and constructively owned by the stockholder are exchanged pursuant to the tender offer or (2) all of the shares actually owned by the stockholder are exchanged pursuant to the tender offer and the stockholder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the stockholder in accordance with the procedures described in section 302(c)(2) of the Code.

     A distribution to a stockholder will be "substantially disproportionate" if the percentage of our outstanding voting stock actually and constructively owned by the stockholder immediately following the exchange of shares pursuant to the tender offer (treating shares exchanged pursuant to the tender offer as not outstanding) is less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the stockholder immediately before the exchange (treating shares exchanged pursuant to the tender offer as outstanding), and immediately following the exchange the stockholder actually and constructively owns less than 50% of the total combined voting power of Libbey.

     Contemporaneous dispositions or acquisitions of stock by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under section 302(b) of the Code has been satisfied. Each stockholder should be aware that because proration may occur in the tender offer, even if all the shares actually and constructively owned by a stockholder are tendered pursuant to the tender offer, fewer than all of such shares may be purchased by us. Thus, proration may affect whether the surrender by a stockholder pursuant to the tender offer will meet any of the three tests under
Section 302 of the Code.

     IN CONSULTING WITH THEIR TAX ADVISORS, STOCKHOLDERS SHOULD STRONGLY CONSIDER THE ADVISABILITY OF CONDITIONING THE PURCHASE OF THEIR TENDERED SHARES IN THE TENDER OFFER UPON LIBBEY'S PURCHASE OF ALL OR A SUFFICIENT NUMBER OF SHARES ACTUALLY AND CONSTRUCTIVELY OWNED BY SUCH HOLDER IF NECESSARY TO PRODUCE THE DESIRED TAX TREATMENT.

     Dividend

     If a United States Holder's exchange of shares for cash pursuant to the tender offer does not constitute a sale or exchange, the receipt of cash by such holder pursuant to the tender offer will be treated as a dividend, taxable as ordinary income, to the extent of our current and accumulated earnings and profits, as determined under Federal income tax principles. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the holder's tax basis in the shares exchanged in the tender offer. Any remaining amount after the United States Holder's tax basis in both the stock exchanged in the tender offer and the stock retained by the United States Holder, if any, has been reduced to zero will be taxable as capital gain (which will be long-term capital gain if the holder has held the shares for more than one year at the time of the exchange). The United States Holder's tax basis (after the adjustment described in the previous sentence) in the stock exchanged in the tender offer generally will be transferred to any of its remaining stock in Libbey. If the United States Holder does not retain any actual stock ownership in Libbey (having a stock interest only constructively), the holder may lose the benefit of the holder's adjusted tax basis in its shares, as such adjusted tax basis will be transferred to the shares owned constructively. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the "extraordinary dividend" provisions of section 1059 of the Code.

     The trust under the 401(k) Plans is intended to be exempt from federal income taxation. Accordingly, such trust will not be taxable upon the receipt of any cash proceeds pursuant to the tender offer. The shares of our common stock allocated to participants' accounts under our 401(k) Plans are employer securities as defined in the Code. If a lump sum distribution from a 401(k) Plan includes employer securities, the participant has the option of deferring federal income tax after the distribution of the common stock on the increase in value of the common stock that occurred while it was held in the plan. In addition, the increase in value of the common stock that occurred while it was held in the plan may be taxed at long-term capital gains rates rather than ordinary income tax rates.

     The Bush administration's revenue proposals for fiscal year 2004 include a proposal to eliminate the double taxation of corporate earnings by generally allowing corporations to distribute to their shareholders nontaxable dividends paid out of previously taxed corporate income. Under the proposal, each corporation would calculate its "excludable dividend amount," or EDA, each year. If an amount would be a dividend under current law, it would be a tax-free dividend to the extent of the EDA and any excess would be subject to special rules. Instead of distributing tax-free dividends, a corporation generally would be allowed to allocate its EDA to increase its shareholders' tax basis in their stock. In general, a redemption of stock would be characterized as either a distribution or a sale or exchange of stock as under current law. The proposal generally would be effective for distributions made on or after January 1, 2003 with respect to corporate earnings after 2000. No prediction can be made as to whether such proposal will be enacted into law or what its ultimate effective date will be.

CONSEQUENCES TO NON-UNITED STATES HOLDERS

     See Section 3 with respect to the application of United States federal income tax withholding to payments made to Non-United States Holders.

     If the exchange is characterized as a sale (as opposed to a dividend) with respect to a Non-United States Holder, the holder generally will not be subject to United States federal income tax, and therefore may be entitled to a refund of the tax withheld by the Depositary with respect to the exchange unless:

     - the gain is effectively connected with a trade or business of the Non-United States Holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such holder;

     - in the case of a non-resident alien individual who holds the stock as a capital asset, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

     - in the case of a Non-United States Holder who owns or has owned during the relevant statutory period more than 5% of our stock, we are or have been a "U.S. real property holding corporation" and certain other requirements are met.

     We do not believe that we have been or currently are a "U.S. real property holding corporation."

UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING

     See Section 3 with respect to the United States federal income tax backup withholding requirements.

TAX RETURN DISCLOSURE AND INVESTOR LIST REQUIREMENTS

     Temporary and proposed regulations generally require a stockholder that recognizes a loss on the exchange of shares pursuant to the tender offer that exceeds $2 million for individuals, $5 million for partnerships and S corporations and $10 million for corporations to disclose the transaction and certain other information on IRS Form 8886. The regulations also require "material advisors" to such a transaction maintain records (including participant lists) and furnished such records to the IRS on demand. Legislation has been proposed that, if enacted, would impose significant penalties for failure to comply with these requirements.

     The IRS has announced that new regulations will be issued in February 2003 which will clarify the types of transactions subject to the disclosure and list maintenance rules and will modify the rules in certain respects. It is uncertain how these new rules will apply to a sale of shares pursuant to the tender offer. You should consult your own tax advisers after these regulations are finalized concerning any possible disclosure obligation with respect to your exchange of shares.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

14.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to extend the period of time the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in
Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the tender offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer). Amendments to the tender offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

     If we materially change the terms of the tender offer or the information concerning the tender offer, or if we waive a material condition of the tender offer, we will extend the tender offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. This rule and related releases and interpretation of the Commission provide that the minimum period during which an tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

          (1) we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the tender offer and, in the event of an increase in the number of shares being sought, the increase exceeds 2% of the outstanding shares, and

          (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then in each case the tender offer will be extended until the expiration of the period of ten business days.

15.  FEES AND EXPENSES.

     We have retained Bear, Stearns & Co. Inc. to act as the Dealer Manager in connection with the tender offer. Bear, Stearns & Co. Inc. will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse Bear, Stearns & Co. Inc. for reasonable out-of-pocket expenses incurred in connection with the tender offer, including reasonable fees and expenses of counsel, and to indemnify Bear,

Stearns & Co. Inc. against liabilities in connection with the tender offer, including liabilities under the federal securities laws.

     We have retained D. F. King & Co., Inc. to act as Information Agent and The Bank of New York to act as Depositary in connection with the tender offer. The Information Agent may contact holders of shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including liabilities under the federal securities laws.

     We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent of the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 9 in the Letter of Transmittal.

16.  MISCELLANEOUS.

     We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant to the tender offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the tender offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

     Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the tender offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning Libbey.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR MAKE ANY REPRESENTATION ON OUR BEHALF IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL OR IN THE OTHER DOCUMENTS THAT CONSTITUTE A PART OF THE TENDER OFFER. IF GIVEN OR MADE, YOU SHOULD NOT RELY ON THAT INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGER.

                                                                     LIBBEY INC.
February 18, 2003

     The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or the stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of shares, stockholders are directed to contact the Depositary.

                    The Depositary for the tender offer is:

                              THE BANK OF NEW YORK

          By Mail:                By Overnight Delivery:                By Hand:
    The Bank of New York           The Bank of New York           The Bank of New York
         Libbey Inc.                    Libbey Inc.              Reorganization Services
       P.O. Box 859208              165 Bay State Road             101 Barclay Street
  Braintree, MA 02185-9208          Braintree, MA 02184        Receive and Deliver Window,
                                                                      Street Level
                                                                   New York, NY 10286

                                   Telephone:
                                 (800) 524-4458

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the tender offer.

                 The Information Agent for the tender offer is:

                             D. F. KING & CO., INC.
                                 48 Wall Street
                               New York, NY 10005
                           Toll Free: (800) 431-9642
                       Banks and Brokers: (212) 269-5550

                  The Dealer Manager for the tender offer is:

                            BEAR, STEARNS & CO. INC.
                               383 Madison Avenue
                               New York, NY 10179
                           Toll Free: (866) 897-6798